UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 8, 2007

Genesee & Wyoming Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31456	06-0984624
(Commission File Number)	(I.R.S. Employer Identification No.)

66 Field Point Road, Greenwich, Connecticut	06830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 629-3722

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, Genesee & Wyoming Inc.’s (“GWI”) Mexican subsidiaries, GW Servicios S.A. (“Servicios”) and Compania de Ferrocarriles Chiapas–Mayab, S.A. de C.V. (“FCCM”) are parties to certain amended loan agreements and promissory notes (collectively, the “Loan Agreements”) and related documents, and GWI is a party to certain related documents, with the International Finance Corporation (“IFC”) and Nederlandse Financierings–Maatschappij voor Ontwikkelingslanden N.V. (“FMO”). The Loan Agreements and related documents set forth the terms of Servicios’ existing loans from IFC and FMO, as well as GWI’s support obligations related to Servicios’ obligations under the Loan Agreements. Servicios’ obligations under the Loan Agreements are secured by essentially all of the assets of Servicios and FCCM, and a pledge of the shares of Servicios and FCCM held by GWI. Pursuant to a guarantee agreement related to the Loan Agreements, GWI guaranteed $8.9 million of Servicios’ debt payment obligations under the Loan Agreements, of which GWI has already paid approximately $1.9 million on Servicios’ behalf. IFC also received an equity interest in Servicios of 12.7% in connection with the Loan Agreements. Pursuant to an existing put option agreement among GWI, IFC and Servicios dated as of December 5, 2000, as amended as of March 15, 2005, IFC had the right to sell to GWI its 12.7% equity interest in Servicios, and on March 3, 2006, IFC notified GWI of its intention to exercise this put option. The negotiation of the value of IFC’s equity interest in Servicios has been underway between the parties.

On June 8, 2007, GWI entered into an assignment agreement with IFC and FMO, pursuant to which, among other things, (i) IFC and FMO demanded payment of, and GWI agreed to pay, approximately $7.0 million due under the guarantee agreement related to the Loan Agreements and (ii) GWI purchased and assumed the remaining loan amount outstanding under the Loan Agreements for a price equal to the principal balance plus accrued interest, or approximately $7.3 million. Also on June 8, 2007, GWI, IFC and Servicios entered into a put option exercise agreement pursuant to which IFC sold its 12.7% equity interest in Servicios to GWI for $1.0 million, plus an additional $400,000 if FCCM is still in business on June 8, 2008. In addition, on June 8, 2007, GWI, IFC, FMO, Servicios and FCCM entered into a release agreement whereby the parties agreed to release and waive all claims and rights held against one another that existed or arose prior to the date thereof.

Neither the payment default discussed above, nor the entering into the agreements described above and the consummation of the transactions contemplated therein, will result in a default under GWI’s outstanding debt obligations.

For additional information regarding the Loan Agreements, the related agreements and a more complete discussion of GWI’s Mexican operations, please see Part I-Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of GWI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and Part II-Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part I-Item 1A. Risk Factors of GWI’s Form 10–K for the year ended December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESEE & WYOMING INC.

June 14, 2007	By:	/s/ Christopher F. Liucci
	Name:	Christopher F. Liucci
	Title:	Chief Accounting Officer and Global Controller